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                                                                       EXHIBIT 1


                      [RACHLIN COHEN & HOLTZ LETTERHEAD]




                                  July 3, 1996



VIA FACSIMILE AND
CERTIFIED MAIL,
RETURN RECEIPT REQUESTED

Members, Board of Directors
Value Holdings, Inc.
3211 Ponce de Leon Boulevard
Suite 210
Coral Gables, Florida 33134

Dear Sirs:

          Please be informed that effective immediately we resign as independent certified accountants for Value Holdings, Inc.

          As we have discussed, many questions and concerns have arisen in connection with our audit of the Company for the fiscal year ended February 29, 1996. Because of these questions and concerns, we found it necessary to perform and have performed expanded audit procedures.

          In connection with such procedures and our general audit procedures, we have attempted to obtain accurate, complete, reliable documentation. However, we have continually been provided with incomplete information, which is generally inconsistent with management's assertions. The limited documentation provided has continued to raise new questions and concerns. Management's inability to provide requested source documentation has severely eroded our ability to rely on management's representations.

          Not only is the quality of the documents we received insufficient, but the explanations for many transactions are equally insufficient. For example, there are material transactions with related
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Members, Board of Directors
Value Holdings, Inc.
July 3, 1996
Page Two


parties at year end that have a material effect on reported earnings and stockholders' equity, which have neither sufficient documentation nor explanation.

          Moreover, the findings during our expanded procedures have given us serious concern with regard to the control environment existing at the Company. Circumstances have demonstrated significant override of the basic features of internal accounting control and, thus, significantly undermine the credibility of the Company's financial reporting process.

          In short, we have been precluded by the Company from obtaining sufficient competent evidential matter for audit purposes. Under the circumstances, we have substantial doubt about a number of assertions of material significance to the Company's financial statements.

          We suggest that you consult with your legal counsel to determine what filings or other forms of disclosure are necessary in connection with our resignation.

                                         /s/ RACHLIN COHEN & HOLTZ
                                            ------------------------------
                                               RACHLIN COHEN & HOLTZ

cc:  Robert Ruben, Esq.